Exhibit 99.1

Enphase Energy Board of Directors Responds to 2026 Annual Meeting Vote Results and Announces Governance Enhancements
FREMONT, Calif., Aug. 10, 2026 — Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company, today announced that its Board of Directors, excluding Benjamin Kortlang, unanimously voted to retain Mr. Kortlang as a member of the Board of Directors. The decision followed a recommendation by the Nominating and Corporate Governance Committee, excluding Mr. Kortlang, in accordance with Enphase Energy’s Corporate Governance Guidelines.
Following a thorough review, the Board, excluding Mr. Kortlang, unanimously reaffirmed its support and highlighted the attributes he brings to the Board:
•Deep knowledge of Enphase Energy, its technology roadmap, and strategic priorities
•Experience in capital markets and clean energy investing, together with significant understanding of the residential and commercial energy markets, customer adoption trends, and competitive dynamics
•Experience in energy and data center infrastructure supporting Enphase Energy's IQ® SST expansion into AI data centers
•Unwavering commitment, with perfect attendance at all Board and Committee meetings for the past five years
The Board recognizes that the 2026 director vote and stockholder feedback reflect a desire for continued evolution in governance and Board composition. Accordingly, the following actions are underway:
•In June 2026, Shanker Trivedi was appointed to the Board, adding deep expertise in data centers, cloud infrastructure, and high-performance computing
•Joseph Malchow will become Chair of the Nominating and Corporate Governance Committee, effective immediately, bringing his board and investment experience to the role
•Mr. Kortlang will continue to serve on the Audit Committee and Strategic Committee, where his experience supports oversight of Enphase Energy's financial and strategic priorities
•Enphase Energy will continue active stockholder engagement and evaluate additional governance enhancements in the best interests of stockholders
“The Board approached this review with great care and took the stockholder vote seriously," said Steve Gomo, chair of Enphase Energy’s Board of Directors. "We concluded that Mr. Kortlang's experience, judgment, independence, and contributions remain valuable to the Board and the company. We also believe Mr. Malchow is well positioned to lead the Nominating and Corporate Governance Committee as we continue to strengthen our governance practices.”
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems, EV chargers, home energy management systems, and virtual power plant (VPP) solutions. Enphase products enable people to harness the sun to make, use, save, and sell their own power, all controlled through the Enphase App. The company revolutionized the solar industry with its microinverter-based technology and has shipped approximately 89.4 million microinverters, with approximately 5.3 million Enphase-based systems deployed in over 165 countries. For more information, visit https://investor.enphase.com.

©2026 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. in the U.S. and other countries. Other names are for informational purposes and may be trademarks of their respective owners.
Forward-Looking Statements
This press release may contain forward-looking statements, including statements related to its corporate governance enhancements. These forward-looking statements are based on Enphase Energy’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties including those risks described in more detail in Enphase Energy’s most recently filed Annual Report on Form 10-K, and other documents filed by Enphase Energy from time to time with the SEC. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
Contact:
Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com